Moody National REIT II, Inc. POS EX

Exhibit 99.1

Consent of Independent Valuation Expert

We hereby consent to (1) the reference to our name (including under the heading “Experts”) and the description of our role in the valuation process with respect to the CY Lyndhurst, Embassy Suites Nashville, Hampton Austin, Hampton Great Valley, HGI Austin, HWS Woodlands, Hyatt Germantown, Hyatt North Charleston, SHS Seattle properties that we appraised that are owned by Moody National REIT II, Inc. (the “Company”) included in Supplement No. 2 to the Company's Registration Statement on Form S-11 (File No. 333–198305) and the prospectus included therein (the “Prospectus”) and any amendments thereto and (2) the disclosure on page 2 of Supplement No. 2 to the Prospectus that the Company’s investment in hotel properties was based in part on the estimated values of the CY Lyndhurst, Embassy Suites Nashville, Hampton Austin, Hampton Great Valley, HGI Austin, HWS Woodlands, Hyatt Germantown, Hyatt North Charleston, SHS Seattle properties that we have provided to the Company, as of the date presented.

March 19, 2018	Kendall Realty Consulting Group, LLC

	By:	/s/ Gregory P. Kendall

	Name:	Gregory P. Kendall, CRE, MAI, FRICS

	Title:	President